Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes illustrate the effect of the merger of Center Financial Corporation (“Center”) with and into Nara Bancorp, Inc. (“Nara”) on Nara’s financial position and results of operations based upon the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Nara treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of (i) Nara included in its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly report on Form 10-Q for the quarter ended June 30, 2011, and (ii) Center included in Exhibits 99.1 and 99.2 to the Current Report on Form 8-K of Nara to which this Exhibit 99.3 is attached.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Center will be recorded by Nara at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2011 assumes the merger took place on that date. The unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2011 and for the year ended December 31, 2010 assume the merger took place on January 1, 2010.

The pro forma financial information includes Nara’s estimated adjustments to record assets and liabilities of Center at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of Center’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Nara’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Center’s stockholders’ equity, including results of operations from June 30, 2011 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Nara anticipates that the merger with Center will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenues, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The unaudited pro forma stockholders’ equity and net income should not be considered indicative of the market value of Nara common stock or the actual or future results of operations of Nara for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of June 30, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Assets:
Cash and cash equivalents	$171,129	$332,428	$(10,426)	G	$493,131
Securities available for sale, at fair value	472,420	305,058	—		777,478
Non-covered loans held for sale, at the lower of cost or fair value	27,120	58,776	—		85,896
Gross non-covered loans	2,202,446	1,395,330	(106,727)	B,C	3,491,049
Non-covered loans allowance for loan losses	(59,696)	(49,590)	49,590	B,C	(59,696)
Covered loans	—	101,597	—	M	101,597
Non-covered other real estate owned	4,404	133	—	M	4,537
Covered other real estate owned	—	1,132	—	M	1,132
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	22,657	13,810	—		36,467
Premises and equipment, net	9,938	12,659	8,000	E	30,597
FDIC loss share receivable	—	21,964	—	M	21,964
Accrued interest receivable	8,069	5,096	—		13,165
Deferred tax assets, net	30,727	13,898	20,052	H	64,677
Cash surrender value of bank owned life insurance	24,489	17,991	—		42,480
Customers’ acceptance liabilities	11,360	2,748	—		14,108
Income tax receivable	—	13,216	—		13,216
Goodwill	2,509	—	8,186	I	10,695
Other Intangibles, net	379	434	4,000	I	4,813
Other assets	39,337	21,647	—		60,984

Total assets	$2,967,288	$2,268,327	$(27,325)		$5,208,290

Liabilities:
Deposits	$2,232,180	$1,791,981	$4,776	F	$4,028,937
FHLB Borrowings	300,000	156,578	6,908	D	463,486
Other borrowed funds	—	721	—		721
Long-term subordinated debentures	39,268	18,557	(4,054)	D	53,771
Acceptances outstanding	11,360	2,748	—		14,108
Other liabilities	11,941	12,703	—		24,644

Total liabilities	2,594,749	1,983,288	7,630		4,585,667

Stockholders’ equity	372,539	285,039	(34,955)	A,K	622,623

Total liabilities and stockholders’ equity	$2,967,288	$2,268,327	$(27,325)		$5,208,290

Total shares outstanding	38,097,327	39,913,660			69,245,947

Book value per share	$9.78	$7.14	$(0.50)		$8.99

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Six Months Ended June 30, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)

Interest income	$74,488	$46,155	$7,373	C	$128,016
Interest expense	(16,274)	(12,402)	1,372	D,F	(27,304)
Provision for loan losses	(15,309)	(11,000)	—		(26,309)

Net interest income after provision for loan losses	42,905	22,753	8,745		74,403

Non-interest income	12,194	13,573	—		25,767
Non-interest expense	(33,581)	(25,756)	1,243	J	(58,094)

Income before income tax provision	21,518	10,570	9,988		42,076

Income tax provision	8,454	790	3,888		13,132

Net income	13,064	9,780	6,100		28,944

Preferred stock dividends and accretion of preferred stock discount	(2,150)	(1,504)	—		(3,654)

Net income available to common stockholders	$10,914	$8,276	$6,100		$25,290

Weighted average shares outstanding - Basic	38,017,473	39,860,613			69,166,093	L

Weighted average shares outstanding - Diluted	38,079,650	39,930,270			69,228,270	O

Earnings per share – Basic	$0.29	$0.21	$0.09		$0.37
Earnings per share – Diluted	$0.29	$0.21	$0.09		$0.37

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Year Ended December 31, 2010

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)

Interest income	$150,436	$95,831	$14,745	C	$261,012
Interest expense	(42,052)	(27,893)	4,654	D,F	(65,291)
Provision for loan losses	(84,630)	(22,010)	—		(106,640)

Net interest income after provision for loan losses	23,754	45,928	19,399		89,081

Non-interest income	24,481	26,088	—		50,569
Non-interest expense	(63,374)	(48,017)	1,147	J	(110,244)

Income (loss) before income tax provision	(15,139)	23,999	20,546		29,406

Income tax provision (benefit)	(7,900)	1,316	8,449		1,865

Net income (loss)	(7,239)	22,683	12,097		27,541

Preferred stock dividends and accretion of preferred stock discount	(4,291)	(31,996)	—		(36,287)

Net income (loss) available to common stockholders	$(11,530)	$(9,313)	$12,097		$(8,746)

Weighted average shares outstanding	37,919,340	35,263,251			69,067,960	N

Earnings (loss) per share – Basic	$(0.30)	$(0.26)	$0.18		$(0.13)
Earnings (loss) per share – Diluted(2)	$(0.30)	$(0.26)	$0.18		$(0.13)

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.
(2)	When an entity has a net loss from continuing operations, the inclusion of potential common shares in the computation of diluted per share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed consolidated financial information related to the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2011 assuming the merger was completed on June 30, 2011. The unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2011 and for the year ended December 31, 2010 were prepared assuming the merger was completed on January 1, 2010. For the purposes of the pro forma combined condensed consolidated financial statements, the purchase price is currently estimated at approximately $206.2 million, which is based upon a price of $6.62 per share (the closing price on September 12, 2011) of Nara common stock and an implied value per share of Center common stock of $5.17. The pro forma adjustments included herein reflect the conversion of Center common stock into Nara common stock at the exchange ratio stated in the merger agreement of 0.7804 of a share of Nara common stock for each of the approximately 39.9 million shares of Center Financial common stock outstanding as of June 30, 2011.

The merger will be accounted for as an acquisition of Center by Nara in accordance with the acquisition method of accounting as detailed in ASC 805-10 (previously SFAS No. 141(R)), Business Combinations. The acquisition method of accounting requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree based on their fair values as of the date of acquisition. As described in more detail in ASC 805-10, goodwill, if any, will be recognized as of the acquisition date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on Nara’s preliminary purchase price allocation, goodwill of approximately $8.2 million is currently expected to be recorded by Nara in the period the merger is completed.

As the merger is recorded using the acquisition method of accounting, all loans of Center are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to Nara’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger, such as severance costs, accounting fees, legal and other professional fees and conversion related expenditures are not reflected in the pro forma statements of income.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2011 and for the year ended December 31, 2010, we assumed no adjustments to the historical amount of Center’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Center’s provision for credit losses presented.

For purposes of the unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2011 and for the year ended December 31, 2010, we assumed no adjustments to the historical deferred tax asset valuation in the amount of $3.0 million and $6.0 million, respectively, recorded by Center. Had Nara acquired Center as of January 1, 2010, the reversal of all or a portion of the deferred tax asset valuation allowance of the combined entity could have differed materially from the amount presented in the unaudited pro forma combined condensed consolidated income statements. In addition, the pro forma combined condensed consolidated financial statements do not take into account the impact, if any, of an ownership change under Section 382 of the Code that would have occurred with respect to Center (and potentially Nara) as of January 1, 2010.

The historical financial results of Nara include merger and acquisition integration costs of $0.9 million and $1.0 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. These integration costs primarily consisted of legal and other professional fees and due diligence related costs. The historical financial results of Nara also include $2.2 million and $4.3 million of preferred stock dividends and discount accretion for the six months ended June 30, 2011 and the year ended December 31, 2010. These amounts relate to Nara’s participation in the U.S. Department of the Treasury’s Capital Purchase Program.

The historical financial results of Center for the six months ended June 30, 2011 and the year ended December 31, 2010 included $11.0 million and $22.0 million provisions for credit losses and professional fees of $0.6 million and $0.7 million associated with the merger, respectively. The historical financial results of Center also include $1.5 million and $3.0 million of preferred stock dividends and discount accretion for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, as well as an intrinsic value of $29 million for the beneficial conversion feature of its Series B Preferred Stock issued in December 2009.

The merger is expected to result in annual cost savings to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma combined condensed consolidated financial information for the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2011 assuming the merger was completed on June 30, 2011. The unaudited pro forma combined condensed consolidated income statements for the six months ended June 30, 2011 and the year ended December 31, 2010 was prepared assuming the merger was completed on January 1, 2010.

Preliminary Purchase Accounting Allocations
		(in thousands)

Nara common stock issued(1)		$206,204
Payment of “in-the-money” Center Financial stock options(2)		15

Total consideration		$206,219

Carrying value of Center net assets at June 30, 2011(4)		$231,501
Loans, net	(57,137)
Premises and equipment	8,000
Core deposit intangible	4,000
Certificates of deposits	(4,776)
Borrowings	(2,854)
Other expected transaction costs(3)	(753)
Deferred tax effect of adjustments (38)%	20,052

Total fair value adjustments		(33,468)

Fair value of net assets acquired at June 30, 2011		$198,033

Excess of consideration paid over fair value of net assets acquired (goodwill)		$8,186

(1)	The purchase price is based on a price of $6.62 per share of Nara common stock (closing price as of September 12, 2011) and the 31,148,620 shares being issued.

(2)	Assumes “in-the-money” stock options are exercised.
(3)	Other expected transaction costs consist of financial adviser fees and other transaction related costs.
(4)	The carrying value of Center net assets at June 30, 2011 of $231,501 is equal to Center’s total assets less liabilities and preferred stock at that date. Total stockholders’ equity of $285,039 at June 30, 2011 includes $53,538 of Series A Preferred Stock issued to the United States of Treasury Department pursuant to the TARP Capital Purchase Program.

3.	Preliminary Pro Forma Adjustments

A.	Adjustment to equity reflects the acquisition of Center by the issuance of approximately 31.1 million shares of the Nara common stock, which was calculated by multiplying Center’s 39,913,660 shares outstanding as of June 30, 2011 by the merger exchange ratio of 0.7804.

B.	The fair value of the loan portfolio being acquired from Center is estimated by Nara to be less than the net book value of the related assets. Based on management’s judgment, we applied an approximate 7.6% discount to Center’s non-covered gross loan portfolio to estimate the fair value at June 30, 2011. This adjustment reflects our estimates of both market rate differential and the potential adjustments required by FASB ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Because the acquired loans are recorded at fair value at the acquisition date, there is no carryover of the seller’s allowance for loan losses of approximately $49,590,000.

In accordance with GAAP, subsequent to the effective date Nara will record the fair value difference pertaining to market rate differential into interest income over the remaining term of loan portfolio, which is estimated to be five years. In addition, the fact that the loans acquired with deteriorated credit quality are recorded at fair value at acquisition date could result in a reduction in the amount of loan loss provision expense required on these loans in the future.

C.	The loan fair value adjustment pertaining to market rate differential will be recognized over the estimated remaining life of the loan portfolio of five years. The accretion for the first 12 months after the effective date is estimated to be approximately $14.7 million before tax.

D.	The fair value of the outstanding FHLB borrowing assumed from Center is estimated by Nara to be above the face amount of such debt. On the other hand, the fair value of the outstanding subordinated debt assumed from Center is estimated by Nara to be below the face amount of such debt. In accordance with GAAP, subsequent to the effective date, Nara will record amortization and accretion to the face amount in interest expense over the remaining term of the debt. The net amortization for the first 12 months after the effective date is estimated to be approximately $834,000.

E.	The fair value of premises and equipment being acquired from Center is estimated by Nara to be above the book value of such assets primarily due to the real estate owned by Center for its Western Branch and Olympic Branch. The appreciation in value of the properties is expected to primarily be from the appreciation in value of land.

F.	The fair value of certificate of deposit liabilities is estimated by Nara to be above the face amount of such deposits. In accordance with GAAP, subsequent to the effective date, Nara will record amortization to the face amount in interest expense over the remaining term of the deposits. The amortization for the first 12 months after the effective date is estimated to be approximately $3,821,000 as 80% of the deposits are estimated to mature within one year.

G.	The equity of the pro forma combined company was reduced for transaction costs of $6.4 million and restructuring costs of $4.0 million that are expected to be incurred by Nara and

Center in connection with the merger. Some of these costs may not be tax deductible. The deductibility of such costs will be determined subsequent to the completion of the merger.

The plan to integrate the operations of Nara and Center following the merger is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessments of the personnel, benefit plans, premises, equipment and service contracts to determine the extent of redundancies that may be eliminated. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with service providers and selling or otherwise disposing of certain furniture and equipment. Also included in the restructuring costs are additional integration costs consisting of costs relating to corporate name changes and incremental communication costs to customers and business partners, among others. Costs associated with these actions will be recorded based on the nature of the cost and timing of the integration actions.

H.	Adjustment to deferred tax assets represents the tax effect of the pro forma adjustments using a combined federal and state tax rate of 38%.

I.	Adjustment to other assets includes a core deposit intangible of $4.0 million and goodwill of $8.2 million. A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principle of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, Nara and Center have considered recently completed transactions and the overall value assigned to the DDA, NOW, Money Market and Savings approximated one percent as a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. This presentation assumes amortization on a straight-line basis over seven years, which approximates $571,000 for the first year.

J.	An adjustment to non-interest expense was made to exclude the actual costs of $1.5 million and $1.7 million for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, incurred by Nara and Center related to the merger and to amortize $0.3 million and $0.6 million of the core deposit intangible for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

K.	The amount of pro forma combined total shares outstanding is calculated by adding Nara’s 38,097,327 historical shares outstanding at June 30, 2011 and Center’s pro forma equivalent shares, which were calculated by multiplying Center’s 39,913,660 historical shares outstanding at June 30, 2011 by the merger exchange ratio of 0.7804.

L.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 38,017,473 historical weighted average shares outstanding for the six months ended June 30, 2011 and the amount of shares to be issued in connection with merger, which was calculated by multiplying Center’s 39,913,660 historical shares outstanding at June 30, 2011 by the merger exchange ratio of 0.7804.

M.	The covered loans, other real estate owned and FDIC loss share receivable as well as the non-covered other real estate owned are assumed to be stated at fair value in Center’s historical financial statements at June 30, 2011.

N.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 37,919,340 historical weighted average shares outstanding for the year ended December 31, 2010 and the amount of shares issued in connection with merger, which was calculated by multiplying Center’s 39,913,660 historical shares outstanding at June 30, 2011 by the merger exchange ratio of 0.7804.

O.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 38,079,650 historical weighted average shares outstanding for the six months ended June 30, 2011 and the amount of shares to be issued in connection with merger, which was calculated by multiplying Center’s 39,913,660 historical shares outstanding at June 30, 2011 by the merger exchange ratio of 0.7804.